NEWS RELEASE

EXHIBIT 99.1

Vanguard Natural Resources, LLC Enters Into Equity Distribution Agreement

Houston – August 9, 2010 - (PR Newswire) – Vanguard Natural Resources, LLC (NYSE:VNR) (“Vanguard”) announced today it has entered into a 12-month equity distribution agreement with Knight Capital Markets, LLC (KCM), a subsidiary of Knight Capital Group, Inc. Under the terms of the agreement, Vanguard has retained KCM to act as Vanguard’s exclusive distribution agent with respect to the issuance and sale of Vanguard common units up to an aggregate gross sales price of $60 million. Vanguard may from time-to-time propose transaction notices to KCM for the sale of units at an established minimum market price.

Richard A. Robert, Executive Vice-President and CFO of Vanguard, commented, “This program was put in place to provide Vanguard with additional financial flexibility to fund a portion of the purchase price on future smaller acquisitions.  Equity raised under this program comes at a cost substantially less than a marketed or overnight offering.  This program is simply another financing tool to be used as we execute our acquisition strategy.”

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. Vanguard's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com